As filed with the Securities and Exchange Commission on May 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISRATION STATEMENT

Under

the Securities Act of 1933

Wipro Limited

(Exact name of Registrant as specified in its charter)

Karnataka, Republic of India	98-015-4401
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Doddakannelli

Sarjapur Road

Bangalore, Karnataka 560035, India

(Address of principal executive offices, including zip code)

2004 ADS RESTRICTED STOCK UNIT PLAN

EMPLOYEE STOCK OPTION, PERFORMANCE STOCK UNIT AND RESTRICTED STOCK UNIT SCHEME 2024

(Full title of the plan)

CT Corporation System

330 North Brand Blvd, Suite 700

Glendale, CA 91203

(Name and address of agent for service)

(213) 627-8252

(Telephone number, including area code, of agent for service)

Copies to:

Lianna C. Whittleton, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B)of the Securities Act. ☐

EXPLANATORY NOTE

Wipro Limited (the “Registrant” or the “Company”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register 55,000,000 additional equity shares of the Company, par value Rs. 2 per equity share (“Equity Share”), each represented by one American Depositary Share (“ADS”), under the Registrant’s 2004 ADS Restricted Stock Unit Plan, as amended and restated (the “ADS Plan 2004”), as approved by the Company’s shareholders by remote e-voting process on March 31, 2025 (the “ADS Plan 2004 Increase”). In accordance with General Instruction E of Form S-8, this Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8 filed with the Commission on February 28, 2005 (Registration No. 333-123043), as amended by the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Commission on October 6, 2005 (together, the “Original Registration Statement”), except to the extent supplemented, amended or superseded by the information set forth herein. Under the Original Registration Statement, the Company registered 12,000,000 Equity Shares to be sold under the ADS Plan 2004. After giving effect to stock dividends, stock splits, recapitalization or other similar transaction effected by the Registrant without the receipt of consideration prior to March 31, 2025, the aggregate number of Equity Shares issuable under the ADS Plan 2004 increased from 12,000,000 to 119,595,958. Following the ADS Plan 2004 Increase described herein, the aggregate number of Equity Shares issuable under the ADS Plan 2004 is 174,595,958.

In addition, the Company is filing this Registration Statement with the Commission to register 200,000,000 Equity Shares, each represented by one ADS, under the Company’s Employee Stock Option, Performance Stock Unit and Restricted Stock Unit Scheme 2024 (the “2024 Scheme”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2024 (the “Annual Report”), filed with the Commission on May 22, 2024, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(3) The description of the Registrant’s Equity Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-16139) filed with the Commission on September 26, 2000, as updated by Exhibit 2.3 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2021 filed with the Commission on June 9, 2021, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company has entered into agreements to indemnify its directors and officers for claims brought under U.S. laws to the fullest extent permitted by applicable law, including claims and liabilities brought under the Securities Act. These agreements, among other things, indemnify the Company’s directors and officers for certain expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as the Company’s director or officer, including claims which are covered by the director’s and officer’s liability insurance policy taken by the Company.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, officers or employees in which indemnification is sought, nor is the Company aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit Description

4.1	Form of Deposit Agreement (including as an exhibit, the form of American Depositary Receipt)*.

5.1	Opinion of Cyril Amarchand Mangaldas, as to legality of securities being registered.

10.1	Amended and Restated Wipro Employee ADS Restricted Stock Unit Plan 2004**.

10.2	Wipro Limited Employee Stock Option, Performance Stock Unit and Restricted Stock Unit Scheme 2024.

23.1	Consent of Deloitte Haskins & Sells LLP, independent registered public accounting firm.

23.3	Consent of Counsel (Included in Exhibit 5.1)

24.1	Power of Attorney (Included on Signature Page hereto)

107	Filing Fee Table

*

Documents incorporated by reference from Exhibit 99.(A) to the Registrant’s Post-Effective Amendment to Registration Statement on Form F-6 (No. 333-218348), originally filed with the Commission on July 17, 2023.

**

Documents incorporated by reference from Exhibit 4.5 to the Registrant’s Annual Report on Form 20-F for the year ended March 31, 2016 (No. 001-16139), originally filed with the Commission on May 26, 2016.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bangalore, India, on May 13, 2025.

Wipro Limited

By:	/s/ Srinivas Pallia
Srinivas Pallia
Chief Executive Officer and Managing Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Srinivas Pallia as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Srinivas Pallia Srinivas Pallia	Chief Executive Officer and Managing Director (Principal Executive Officer)	May 13, 2025

/s/ Aparna C. Iyer Aparna C. Iyer	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 13, 2025

/s/ Rishad A. Premji Rishad A. Premji	Director	May 13, 2025

/s/ Azim H. Premji Azim H. Premji	Director	May 13, 2025

Dr. Patrick J. Ennis	Director

Patrick Dupuis	Director

/s/ Deepak M. Satwalekar Deepak M. Satwalekar	Director	May 13, 2025

Tulsi Naidu	Director

Päivi Rekonen	Director

/s/ N. S. Kannan N. S. Kannan	Director	May 13, 2025